Pricing Supplement Dated: 09/18/1997 WELLS FARGO & COMPANY   Rule 424(b)(2)

 No: FL 153                            Floating Rate          File No.

 (To Prospectus dated: August 30, 1996

 and prospectus dated: September 11, 1996)

       Medium Term Notes and Subordinated Medium-Term Notes, Series B



    THE NOTE IS NOT A DEPOSIT AND IS NOT INSURED BY THE FDIC OR ANY OTHER


 CUSSIP NO: 94974HKB2            Principal Amount: $   150000000.00
 Trade Date: 09/18/1997          Original Issuance Date: 09/23/1997

 Issue Price:       100.00000    Initial Interest Rate:   5.57375%

 Seller Agent's Discount         Stated Maturity: 10/20/1998

 or Commission    0.00000%       Regular Record Dates:

                  Interest Payment Dates:

Net proceeds to Issuer: $   150000000.00

Form:_X_ Book Entry:___  Certificated Ranking:  Senior_X_  Subordinated ___
Interest Rate Basis:            Index Maturity       Interest Payment Period

 ___ Commercial Paper Rate        ___ Daily  ___5 Year     __ Monthly

 _X_ LIBOR Telerate (Unless LIBOR ___ 1 Month___7 Year     _X Quarterly

     Reuters is designated below) _X_ 3 Month___10 Year    __ Semi-Annualy

     ___ LIBOR Reuters            ___ 6 Month___20 Year    __ Annualy

 ___ Treasury Rate                ___ 1 Year ___30 Year

 ___ Prime Rate                   ___ 2 Year ___Other

 ___ CD Rate                      ___ 3 Year

 ___ Federal Funds Rate
                                           Spread:    -14.500
 ___ CMT Rate (Telerate Page 7052 - Week
     Unless otherwise designated below)    and/or Spread Multiplier:

     ___ Telerate Page 7052 - Month        Maximum Interest Rate:   0.00%
     ___ Telerate Page 7055
                                           Minimum Interest Rate:   0.00%

 ___11th Dist. cost of Funds Rate          First Interest Reset Date:

 ___Other (see attached)

Redemption:                              Repayment:
 _X_ The Note cannot be redeemed         _X_ The Note cannot be repayed


 ___ The Note may be redeemed            ___The Note maybe repayed prior to
                                         maturity at the option of the


  Earliest Redemption Date:   /  /

  Redemption Price:            0.00%         Repayment Date:

  Annual Redemption Price Reduction:         Repayment Price:

  Sinking Fund Redemption Dates:                 Sinking Fund Amount:
Discount Note: ___  Yes   _X_  No             Agent: SALOMON BROS.

Total Amount of OID:       0.00 Yield to Maturity:  0.00


Basis of Sale to Public:

___ Agent is acting as Agent for sale of Notes to the Public at the "Issue



_X_ Agent is purchasing Notes as Principal for resale to investors and other investors at varying prices related to prevailing market prices at the



___ Agent is purchasing Notes as principal for resale to investors and other
    purchasers at a fixed initial public offering of   0.00% of the




Other Provisions:









Terms are not completed for certain items above either because such items are not applicable or because the terms are as specified in the Prospectus